Exhibit (h)(16)

BROOKFIELD INVESTMENT MANAGEMENT INC.

SIXTH AMENDMENT TO THE

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS SIXTH AMENDMENT, dated as of the last date on the signature block to the Fund Sub-Administration Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, May 29, 2015, February 2, 2018, and September 18, 2018 (the “Agreement”), is entered into by and between BROOKFIELD PUBLIC SECURITIES GROUP LLC (f/k/a Brookfield Investment Management Inc.), and U.S. BANCORP FUND SERVICES, LLC.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, effective January 4, 2019, Brookfield Investment Management Inc. was reorganized as a Delaware limited liability company and its name concurrently changed to “Brookfield Public Securities Group LLC”; and

WHEREAS, the parties wish to amend the Agreement to reflect the change in the name of Brookfield Investment Management Inc. to “Brookfield Public Securities Group LLC”;

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

All references in the Agreement to Brookfield Investment Management Inc. are hereby deleted in their entirety and replaced with Brookfield Public Securities Group LLC.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

BROOKFIELD PUBLIC SECURITIES GROUP LLC		U.S. BANCORP FUND SERVICES, LLC

By:	/s/Brian F. Hurley	By:	/s/Anita M. Zogradnik
Name: Brian F. Hurley		Name: Anita M. Zogradnik
Title: Managing Director		Title: Senior Vice President
Date:		Date: 01/16/2020